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Jefferson-Pilot Corporation

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Jefferson-Pilot Corporation

100 North Greene Street
Greensboro, North Carolina 27401

Notice Of Annual Meeting And Proxy Statement

Meeting Date: May 5, 2003

Dear Shareholder:

You are cordially invited to attend our 2003 Annual Meeting of Shareholders. We will meet in Jefferson Pilot’s offices in Greensboro on Monday, May 5, 2003, at 10:00 A.M.

The attached Notice of Meeting and Proxy Statement describe the matters we will be acting on at the meeting.

The enclosed Summary Annual Report and Financial Supplement review Jefferson Pilot’s activities and performance during 2002.

We believe we have sound corporate governance policies and practices, as discussed in the Summary Annual Report and in the Investor Relations section of our Website, www.jpfinancial.com.

Your vote is important. I urge you to vote your shares by proxy, even if you plan to attend the meeting. This will ensure that your shares are voted. Please promptly fill out, sign and return your proxy card, or take advantage of Internet or telephone voting.

On behalf of your Board of Directors, thank you for your continued support.

Sincerely,

David A. Stonecipher

Chairman and CEO

March 26, 2003

Jefferson-Pilot Corporation

Notice of 2003 Annual Meeting of Shareholders

Date:	Monday, May 5, 2003

Time:	10:00 a.m.

Place:	Fourth Floor, Jefferson-Pilot Building
100 North Greene Street
Greensboro, North Carolina

At our Annual Meeting of Shareholders we will ask you to:

(1)	elect three persons as Class II directors, each for a term of three years;

(2)	elect two persons as Class I directors, each for a term of two years;

(3)	approve certain material terms of our annual incentive bonus program; and

(4)	transact any other business properly brought before the meeting or any adjournment of the meeting.

Our Board of Directors is not aware of any other matter to be voted on at the meeting.

You can vote if you were a shareholder of record on March 3, 2003.

Please promptly complete, date, sign and return the enclosed proxy card, or vote by Internet or telephone. You may revoke your proxy at any time before it is voted at the meeting.

On behalf of the Board of Directors,

Vice President and Secretary	March 26, 2003

Contents

Proxy Solicitation and Voting Information	3

Proposals I and II — Election of Directors	4

Stock Ownership	7

Executive Compensation	8

Audit Committee Report	16

Proposal III — Approval of Certain Material Terms of Jefferson Pilot’s Annual Incentive Program	17

Other Information	19

Proxy Statement

Proxy Solicitation and Voting Information

Who is entitled to vote?

Shareholders of record at the close of business on March 3, 2003, the record date, may vote at the meeting. Each share of common stock is entitled to one vote on each voting matter.

What constitutes a quorum at the meeting?

A majority of the outstanding shares of common stock, represented in person or by proxy, will constitute a quorum for transacting business. On the record date, outstanding shares were 142,843,987.

How do I vote?

Our Board of Directors is soliciting the enclosed proxy. To vote, please complete, sign and date each proxy card you receive and return it in the prepaid envelope. Proxies will be voted if properly signed, received before the close of voting at the meeting and not revoked. Your shares will be voted as you specify on each voting matter. Unless you otherwise specify on the proxy, properly executed proxies that are timely received will be voted for all nominees for director, for the other proposal and in accordance with the best judgment of the proxy holders, in the interest of the Corporation, on any other matters properly brought before the meeting.

What shares are included in the proxy card?

Proxies represent shares you hold of record as a registered shareholder (that is, you hold stock certificates registered with our transfer agent in your own name or with others). They also represent full and fractional shares held under our Dividend Reinvestment Plan, under our 401(k)/TeamShare Plan for employees and career agents, and under our Agents’ Retirement Plan, where the registrations are the same. If you do not give voting instructions for your benefit plan shares, these shares will be voted in the same proportion as shares for which other participants in that plan give instructions.

Can I vote by telephone or electronically?

Yes. If you are a registered shareholder or hold such benefit plan shares, you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card.

If your shares are held in “street name,” please check your proxy voting form or contact your broker or other nominee to ask if you can vote by telephone or electronically. Brokers and other nominees can vote electronically through their depositaries.

How can I revoke my proxy?

You may revoke your proxy at any time before the voting at the meeting. To revoke it, you may (1) deliver a written notice of revocation to our corporate secretary, (2) submit a properly executed, later dated proxy or (3) vote in person at the meeting.

Who will count the vote?

Representatives of Georgeson Shareholder Communications Inc. will count the vote, and Georgeson will serve as the independent Inspector of Election.

What vote is required to approve each matter?

The nominees receiving the highest number of votes will be elected directors. Approval of any other proposal requires a majority of the votes cast by shareholders on the proposal. We count abstentions and broker non-votes for purposes of determining a quorum. We disregard abstentions, broker non-votes or failure to vote in tabulating voting results. Shareholders may not cumulate their votes.

Who pays for this proxy solicitation?

Jefferson Pilot pays the costs of soliciting proxies. We retain Georgeson Shareholder Communications Inc. to assist with the solicitation for a fee of $12,500 plus out-of-pocket expenses. We also reimburse brokerage houses and other nominees and fiduciaries for their reasonable costs for sending proxy materials to shareholders.

Will any other proposals be presented at the meeting?

No. Our By-Laws require advance written notice to our corporate secretary at least 90 days before the meeting, of any resolution to be presented at the meeting. He has not received any such notice.

What does it mean if I get more than one proxy card?

This means that your shares are registered differently and are in more than one account. Please sign and return all proxy cards to be sure that all your shares are voted. To provide better shareholder services in the future, we encourage you to have all accounts registered in the same name and address. You may do this by contacting our stock transfer agent, Wachovia, at 1-800-829-8432, or by fax to 1-704-590-7618.

Proposals I and II — Election of Directors

Our Board now has eleven serving directors, divided into three classes whose terms end in successive years. The terms of the four Class II directors expire at the 2003 annual meeting.

Two of the four members of Class II have been nominated to serve for a new three year term that will end in 2006. The other two members have been nominated to serve for a new two year term that will end in 2005, reflecting our retirement policy for directors. To approximately equalize the size of director classes, Elizabeth Valk Long, whose Class I term ends in 2005, also has been nominated for this three year term.

If any nominee is unable or unwilling to serve as a director for any reason, which is not anticipated, proxies will be voted for the election of any substitute nominee designated by our Board of Directors or its Executive Committee. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting.

The table below presents certain information about these nominees and the other directors whose terms of office will continue after the meeting.

Nominees to serve for a three year term expiring 2006 — Class II

William H. Cunningham age 59 Director since 1986	Professor, The University of Texas at Austin since June 2000; formerly Chancellor, The University of Texas System; also Chief Executive Officer of IBT Technologies, Inc. from December 2000 to September 2001. IBT, an eLearning infrastructure startup company, filed Chapter 7 bankruptcy in December 2001 and was liquidated.

Elizabeth Valk Long age 52 Director since 2002	Tequesta, FL; former Executive Vice President of Time, Inc. (publishing) from 1995 to July 2001; previously publisher and then President of Time Magazine

Donald S. Russell, Jr. age 63 Director since 1977	Attorney in sole practice in Columbia, SC

Nominees to serve for a two year term expiring 2005 — Class I

Edwin B. Borden age 68 Director since 1991	President and Chief Executive Officer, The Borden Manufacturing Company (textile management company), Goldsboro, NC

E. S. Melvin age 69 Director since 1986	President and Chief Executive Officer, The Joseph M. Bryan Foundation of Greater Greensboro, Inc. (private charitable foundation) since January 1997
Continuing directors for the term expiring 2004 — Class III

Robert G. Greer age 68 Director since 1975	Vice Chairman, Bank of Texas, Houston, TX since October 2002; previously Chairman of the Bank of Tanglewood, N.A.

George W. Henderson, III age 54 Director since 1995	Chairman and Chief Executive Officer, Burlington Industries, Inc. (manufacturer of textile products), Greensboro, NC since 1995. Burlington filed for bankruptcy protection under Chapter 11 in late 2001 as it transitions and modifies its business model in the highly competitive textile business.

Kenneth C. Mlekush age 64 Director since 1998	Vice Chairman of the Board of the Corporation since 2001; previously Executive Vice President; President of our principal life insurance subsidiaries since 1998 and previously Executive Vice President — Individual Operations

Patrick S. Pittard age 57 Director since 1998	Former Chairman, President and Chief Executive Officer of Heidrick & Struggles International, Inc. (executive search firm), Atlanta, GA from 1997 to 2001.
Continuing directors for the term expiring 2005 — Class I

William Porter Payne age 55 Director since 1993	Partner in Gleacher Partners LLC (investment banking and asset management), Atlanta, GA since July 2000; previously Vice Chairman, PTEK Holdings, Inc. and Chairman of its subsidiary Orchestrate.Com; previously Vice Chairman of NationsBank Corporation from 1997 to 1998.

David A. Stonecipher age 61 Director since 1993	Chairman of the Board of the Corporation since May 1998 and CEO since March 1993; also President until November 2001

(1)	Our directors are also directors of other publicly held companies in addition to the directorships shown in the table: Mr. Borden, Mount Olive Pickle Company, Progress Energy, Inc., Ruddick Corporation and Winston Hotels, Inc.; Mr. Cunningham, Introgen Therapeutics, Inc., 36 funds in the John Hancock mutual fund family, LIN TV Corp., Southwest Airlines Co. and WilTel Communications Group, Inc.; Ms. Long, The J.M. Smucker Company and Steelcase Inc.; Mr. Payne, Anheuser Busch, Inc., Cousins Properties, Inc. and Crown Crafts, Inc.; Mr. Russell, Piedmont Natural Gas Company; and Mr. Stonecipher, Bassett Furniture Industries, Inc.

What about attendance, Board governance and Board Committees?

In 2002 our Board met five times. Attendance by directors at 2002 meetings of the Board and of committees on which they served averaged 95%, and all directors attended at least 75% of the applicable meetings.

Under our corporate governance policies and practices, all members of our Audit, Compensation and Nominating/Governance Committees must be independent directors. Each of these Committees is authorized to engage independent advisers.

The board has designated the Chairman of the Executive Committee, an independent director position, to preside over regularly scheduled executive sessions of the Board without inside directors or other management present. See page 19 for more information about our corporate governance.

Executive Committee — met once in 2002. The members are Directors Cunningham (Chairman), Borden, Greer, Henderson and Stonecipher. This Committee may exercise all of the powers and authority of the Board, except for the power to issue stock or declare dividends and certain other powers specifically reserved by North Carolina law to the Board.

Audit Committee — met four times in 2002. The members are directors Russell (Chairman), Henderson and Long. All members of the Committee are independent directors as defined by New York Stock Exchange rules. This Committee assists our Board of Directors in oversight of (1) the integrity of the Corporation’s financial statements, (2) the independent auditor’s qualifications and independence, and (3) the performance of our internal audit function and the independent auditors. The Board has adopted a written Charter which specifies in more detail the responsibilities of the Committee. A copy of the Charter was an exhibit to our 2001 proxy statement.

Compensation Committee — met twice in 2002. The members are Directors Melvin (Chairman), Cunningham and Pittard. This Committee establishes our general compensation philosophy and oversees development of compensation programs, approves salaries for senior executives and determines awards for senior executives under incentive plans including stock plans, and reviews all recommendations for changes in any plan which must be approved by the Board.

Nominating/Governance Committee — met three times in 2002. The members are Directors Greer (Chairman), Borden and Payne. Nominating functions include recommending to the Board nominees for election as directors and the composition of all Committees of the Board other than the Executive and Nominating/Governance Committees. The Committee will consider director nominees recommended in writing by shareholders if such recommendations are received more than 120 days before shareholders meet to elect directors. Governance functions include reviewing our corporate governance policies and practices and recommending any changes to the Board, and assisting the Board in developing standards for making determinations as to the absence of material relationships and any other factors that might affect the independence of a director. The latter includes the functions of our prior Conflict of Interests Committee, whose duties have now been assigned to this Committee.

How are directors compensated?

Cash. Directors who are not our employees receive an annual retainer of $40,000, and a meeting fee of $2,000 for each Board meeting and $1,000 for each Committee meeting they attend. The Committee meeting fee is $500 for a Committee meeting held in connection with a Board meeting. Committee chairpersons receive an additional annual retainer of $10,000. From November 1998 until October 2002, the Board retainer was $35,000 and the Committee Chair retainer was $5,000. Our directors do not receive fees for the execution of written consents in lieu of Board or Committee meetings. We reimburse directors for travel, lodging and meal expenses when they travel to meetings.

Our directors may elect to defer receipt of some or all cash directors’ fees. Deferred accounts are credited, at the director’s election, with either phantom units for our common stock, or with interest at rates representative of market rates. Deferred accounts are unfunded and are paid out in shares of common stock, or cash for the interest rate option, in up to ten annual installments after the director leaves the Board. A grantor trust buys in the open market and holds JP common stock equal to the phantom units in deferred fee accounts.

Stock Options. Our non-employee directors receive non-discretionary stock option awards, each exercisable at the fair market value of JP common stock on the award date. All directors receive an annual option award for 7,500 shares on the first regular quarterly Board meeting date in each year through 2003. A new director immediately receives an option to purchase shares having a face value of $175,000. The first annual option is prorated for months served by a new director. The Non-Employee Directors’ Stock Option Plan, which our shareholders approved in 1999, expires on March 31, 2003.

Stock Ownership

What is the stock ownership of our directors and executive officers?

	Shares Beneficially Owned
Name	on March 1, 2003(1)(2)

Directors:

Edwin B. Borden	112,632

William H. Cunningham	85,071

Robert G. Greer	72,792

George W. Henderson, III	81,379

Elizabeth Valk Long	3,618

E. S. Melvin	108,533	(3)

Kenneth C. Mlekush	728,148

William Porter Payne	85,274

Patrick S. Pittard	55,771

Donald S. Russell, Jr.	88,636

David A. Stonecipher	2,996,468	(3)

Other officers named in compensation table:

Dennis R. Glass	576,009

Theresa M. Stone	210,878

Robert D. Bates	189,428

Directors and executive officers as a group (16 persons)	5,667,518

(1)	The individuals have sole voting and investment power over the shares, except: Mr. Melvin: 258 shares are held by his wife; and Mr. Stonecipher: 19,500 shares are held by his wife. These directors have no authority to vote these shares. The shares reported include shares held for each officer under our 401(k) plan, share equivalent units under the directors’ fee deferral plan as follows: Mr. Borden, 5,853 shares; Mr. Cunningham, 5,055 shares; Mr. Henderson, 11,050 shares: Ms. Long, 1,398 shares; Mr. Melvin, 12,069 shares; Mr. Payne, 4,301 shares; and Mr. Pittard, 5,605 shares; and the following shares which the individuals had the right to acquire within 60 days through the exercise of options: employee plan: Mr. Stonecipher, 2,776,875; Mr. Mlekush, 706,395; Mr. Glass, 546,560; Ms. Stone, 198,333; and Mr. Bates, 134,326; non-employee director plan: Messrs. Borden, Cunningham, Henderson, Melvin, Payne and Russell, 69,654 each; Mr. Greer, 63,654 shares; Mr. Pittard, 46,875; and Ms. Long, 1,220 shares; and the group (both option plans), 5,149,974.
(2)	None of the individuals reported beneficial ownership of more than 1% of the total shares outstanding, except that including exercisable options Mr. Stonecipher is deemed to beneficially own 2.1%. The beneficial ownership for the group including exercisable options is 3.6% of the total shares outstanding.
(3)	Mr. Melvin also reported that the Foundation of which he is President and Chief Executive Officer owns 1,616,868 shares (1.1%). Mr. Stonecipher also reported that a private (family) charitable foundation for which he is the investment manager owns 10,000 shares. Messrs. Melvin and Stonecipher respectively have no economic interest in these shares and disclaim beneficial ownership of these shares.

Our Board of Directors has adopted stock ownership guidelines for certain senior officers and also for non-employee directors. They are described on page 9.

Section 16(a) beneficial ownership reporting compliance.

Jefferson Pilot believes that all of our executive officers and directors complied for 2002 with all applicable stock ownership reporting requirements under Section 16(a) of the Securities Exchange Act of 1934.

Executive Compensation

Compensation Committee Report on Executive Compensation

What are the principles of Jefferson Pilot’s executive pay program?

Our executive compensation program is based on guiding principles designed to align compensation with Jefferson Pilot Financial’s mission, business strategy and values. Building on this foundation, our executive compensation program is designed to retain and motivate the executive talent needed to maximize our return to shareholders. The program:

•	provides base compensation levels that are competitive with that provided in the various markets in which we compete for executive talent;

•	rewards executives for the achievement of specific corporate and unit earnings goals, as well as market related goals necessary to build shareholder value over the long term; and

•	creates earned share ownership opportunities to link executive and shareholder interests with a focus on maximizing long term shareholder value.

The Compensation Committee considers each of these principles, which are described in greater detail below, as it implements the program.

How are competitive compensation levels determined?

The Committee establishes total compensation (base salary and incentive) targets for executives for expected levels of performance. We use published survey materials, proxy statement analyses and counsel with consultants to establish target compensation levels, including incentive compensation. Companies listed as the “Similarly Diversified Companies” in the Performance Graph are included in the compensation survey data, as are other companies. We use broad financial services and insurance industry surveys among others to determine competitive data, since executives may be recruited from or attracted to companies other than those included in the Graph. In general, we target total compensation at the second quartile (the 50 to 75 percent range) of the relevant marketplace for each executive’s area of responsibility, such as life insurance or broadcasting. Actual total compensation reflects performance results, and for 2002 for most of the Named Officers, including Mr. Stonecipher, fell within the second quartile of the relevant marketplace.

How are incentive and reward built into the compensation program?

We must achieve both the short and long term goals described below for our executives to earn competitive total compensation. Depending on position, between 50 and 75 percent of each executive officer’s total targeted compensation is based upon performance. Performance related elements include annual bonus, as well as two forms of long term incentives under the Long Term Stock Incentive Plan: long term incentive compensation plan (LTIP) payouts, and stock options. This LTIP was designed in combination with the expected value of stock option grants so as to make available competitive and performance-related long term incentive opportunities.

Annual Bonus. Our annual incentive compensation (bonus) plan is keyed to competitive annual incentive norms. Payments are based on the achievement of short term goals consisting of total reportable segment results (operating earnings) targets set for Jefferson Pilot and each line of business. Additional short term goals such as sales, growth in business and budget effectiveness may also affect a specific executive’s incentive award. We develop the short term goals early in each year based on our annual budgets and operating plans. The weights accorded to the goals vary depending on the executive’s position.

Actual 2002 performance resulted in annual bonuses for the Named Officers varying from 30% to 100% of salary. For all executive officers and most other officers, except in our Benefit Partners and Communications units, bonuses were below target and well below last year’s bonuses, reflecting earnings performance. In determining bonuses, the Committee took into account earnings performance both before and after unusual charges, and JP’s excellent progress in implementing its Premier Partner strategy, including exceeding the aggressive individual life sales goal, and other positive factors in the face of a challenging economic environment.

LTIP. Our LTIP payouts are based on cumulative growth in operating earnings per share (EPS). Participants are eligible for a payment each year, contingent upon our achieving specified levels of compound growth rate in our cumulative operating earnings per share (CGR) during the prior three years. Payouts are expressed as a percentage (which varies according to the participant and the level of CGR achieved) of each participant’s salary during the last year of the three year measurement period. No LTIP payments will be made if the CGR is less than 50% of the targeted CGR. Payouts for Mr. Stonecipher are based on a percentage that is 33% greater than the percentage for other LTIP participants due to differences in competitive practice for the Chief Executive Officer position versus that for other executive officers. We provide further details on LTIP with the Long Term Incentive Plans table on page 13.

Stock Options. We make stock option awards in amounts that, when combined with long term incentives under the LTIP program, are designed to provide total long term incentive compensation opportunity that is competitive with other large insurance companies, based on data from industry surveys. Actual gains from stock options depend upon stock price increases from the fair market value at the time of grant. Our Compensation Committee does not consider levels of share ownership or past option grants in making current stock option awards as it desires to continually reinforce the goal of long term stock price improvement.

We granted some stock options to executive officers under employment agreements — see page 15.

Special Incentive Awards. In February 2003 the Committee reviewed performance through 2002 against the strategic goals established for the Special Incentive Award originally granted to selected senior officers in February 2001. The Committee determined that the goal based on business growth had been substantially achieved, and approved vesting of the stock option shares and substantial payment of the cash awards related to this goal. The Committee will make a determination on achievement of the goal related to deployment of capital at a later date.

Are these plans designed to build equity ownership?

We expect sustained ownership of Jefferson Pilot stock by our executives upon shares being earned through performance. Half of the LTIP value earned is delivered in common shares. In the recent payout based on the three year CGR through 2002, an aggregate of 13,719 shares were delivered to five executive officers. We further strengthen the direct link between shareholders and executives by using stock options as an important incentive vehicle.

Does Jefferson Pilot have stock ownership guidelines?

Upon recommendation of our Committee, the Board of Directors has adopted stock ownership guidelines for executive officers and certain other senior officers, and for non-employee directors. The individuals have five years to achieve guideline ownership after assuming the particular position, but for longer service executives or directors the transition period is two years from the February 2003 adoption of the guidelines. We count Jefferson Pilot common stock ownership including shares in our 401K plan and phantom stock units in our directors’ deferred fee plan, and 30% of the spread on their exercisable stock options. The guidelines specify officer ownership equal in value to a multiple of base salary, as follows:

Title	Multiple of Salary

Chief Executive Officer	5 times

Chief Operating Officer and Vice Chairman	3 times
Other Senior Officers

Salary above $450,000	2 times

Salary above $300,000	1 times

For non-employee directors the guidelines specify ownership equal in value to 5 times the annual Board retainer fee.

Our covered officers and all directors have exceeded their share ownership guidelines except for two newer executives and our newest director.

What was the Chief Executive Officer’s compensation for 2002?

Mr. Stonecipher’s salary for 2002 reflected a 2% increase over his 2001 salary. The Committee did not increase his salary for 2003. Mr. Stonecipher’s bonus for 2002 was determined based on growth in overall operating EPS and the Committee took into account earnings performance both before and after unusual charges and the other factors discussed above under Annual Bonus. In addition, Mr. Stonecipher participates in LTIP and received a payout in early 2003 based on achievement of adjusted CGR slightly below the LTIP target over the three-year period 2000-2002. In February 2002 he received a stock option to purchase 250,000 shares at the fair market value on the award date, which is fully vested and exercisable under his employment agreement. He also received a cash payout of $1,001,169 under the Special Incentive Award that was subject to performance vesting as described in note 2 on page 12, and one half of his stock option included in that Award became vested and exercisable.

Is all compensation tax deductible?

The Compensation Committee has taken steps to minimize any compensation that would be non-deductible under Section 162(m) of the Internal Revenue Code. In the event that any material amount might potentially not be deductible under Section 162(m), the Committee will consider what actions, if any, should be taken to seek to make such compensation deductible without compromising its ability to motivate and reward excellent performance.

Compensation Committee

E. S. Melvin (Chairman)
William C. Cunningham
Patrick S. Pittard

This table summarizes compensation for our chief executive officer and for the four other executive officers who were the highest paid for 2002 (Named Officers).

Summary Compensation Table

				Long Term Compensation

				Awards(1)		Payouts

		Annual Compensation		Securities		LTIP	All Other
				Underlying		Payouts	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)		($)(2)	($)(3)

David A. Stonecipher	2002	1,134,658	669,448	250,000		1,441,416 (2)	3,078
Chairman and Chief Executive Officer;	2001	1,112,410	1,500,000	510,000	(2)	513,933	4,250
also President to November 2001	2000	1,012,410	1,300,000	300,000		607,446	4,414

Kenneth C. Mlekush	2002	600,000	180,000	100,000		995,400 (2)	3,000
Vice Chairman; Executive	2001	570,000	625,000	225,000	(2)	197,505	3,417
Vice President to November 2001	2000	520,000	500,000	120,000		234,000	5,576

Dennis R. Glass	2002	596,635	270,000	100,000		623,621 (2)	3,028
President; Executive Vice President	2001	510,096	525,000	222,500	(2)	173,250	4,300
and Treasurer to November 2001	2000	420,000	400,000	75,000		189,000	5,626

Theresa M. Stone	2002	459,999	349,278	85,000	(2)	133,860	8,000
Executive Vice President;	2001	426,377	150,000	62,500		145,530	1,870
Chief Financial Officer and	2000	400,000	225,000	60,000		180,000	4,026
Treasurer since November 2001;
President of Jefferson-Pilot
Communications Company

Robert D. Bates	2002	455,000	455,000	150,000		—	5,140
Executive Vice President	2001	432,520	432,520	15,037		—	11,016
	2000	400,000	400,000	—		—	14,520

(1)	None of the Named Officers has been granted any stock appreciation rights or restricted stock awards.
(2)	We made payouts of ongoing LTIP 50% in shares of our common stock and 50% in cash. Long term compensation awards include the stock option included in the Special Incentive Awards described in note 2 on page 12, and payouts include cash paid in February 2003 when the Compensation Committee determined the performance through 2002 against goals for these Awards.
(3)	Consists of Company matching and gain sharing contributions to the 401(k) plan, and a portion of the match or gain sharing paid in cash.

Long Term Stock Incentive Plan

This plan, which as last amended was approved by our shareholders in 1999, provides long term incentives, based on Jefferson Pilot common stock and on growth in operating earnings per share, to employees who may influence our long term performance. Key features of the plan include stock options and long term incentive awards (LTIP). The option price may not be less than 100% of the stock’s fair market value on the award date. The table shows options our Compensation Committee awarded in 2002 to the Named Officers.

The price of our common stock must go up in order for optionees to realize any gain. As the stock price increases, all shareholders benefit proportionately.

Option Grants During 2002

	Number of	Percent of Total
	Securities	Options			Grant Date
	Underlying	Granted to			Present Value
	Options	Employees	Exercise	Expiration	(Black-Scholes)
Name	Granted(#)	in 2002	Price($)	Date	($)(1)

David A. Stonecipher	250,000	18.2%	47.79	2/10/12	2,875,000

Kenneth C. Mlekush	100,000	7.3%	47.79	2/10/12	1,092,400

Dennis R. Glass	100,000	7.3%	47.79	2/10/12	1,150,000

Theresa M. Stone	40,000	2.9%	47.79	2/10/12	456,400
	45,000 (2)	3.3%	47.79	2/10/12	513,450

Robert D. Bates	150,000	10.9%	47.79	2/10/12	1,638,000

(1)	We estimated the present values using the Black-Scholes pricing model. We used the following assumptions: options are exercised at the end of their ten year term or earlier expiration following retirement; interest rates are based on U.S. Treasury Strips available on the grant date and maturing when the option expires; volatility is based on the average month-end closing market prices for a period through January 2002 equal to the expected life of the option; and our average annual dividend growth is 10%. The actual value an officer receives from a stock option depends on future market conditions. It may be more or less than the present value shown. The options generally vest and become exercisable in one third increments over three years, or earlier upon death, disability, retirement, satisfaction of the terms of an employment agreement, or a change in control. Vesting for Messrs. Stonecipher and Bates is discussed on page 15. Option holders may use JP shares they own for a minimum period to pay the exercise price and may have shares withheld to cover required withholding taxes.

(2)	In February 2002 our Compensation Committee approved a Special Incentive Award for Ms. Stone, similar to those granted in February 2001 to selected other senior executives, consisting of a stock option and an additional cash bonus opportunity based on a multiple of 2001 base salary (1.5 to 2.0 times salary for the four Named Officers who received the awards), with any vesting of the option and payment of any additional bonus to be determined in the sole discretion of the Compensation Committee based on strategic goals related to business growth and deployment of capital over several years. These options would vest upon any earlier change in control.

The following table shows stock option exercises during 2002 and the year-end value of unexercised options.

Aggregated Option Exercises in 2002

and December 31, 2002 Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at 12-31-02(#)		at 12-31-02($)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

David A. Stonecipher	84,375	3,054,550	2,506,250	210,000	18,387,606	0

Kenneth C. Mlekush	50,625	1,732,069	509,062	325,000	5,155,676	86,068

Dennis R. Glass	—	—	415,727	303,334	3,976,123	53,793

Theresa M. Stone	—	—	170,833	126,667	224,052	0

Robert D. Bates	—	—	134,326	50,000	0	0

The following table and notes provide information with respect to LTIP.

Long Term Incentive Plans

			Estimated Future Payouts
		Performance	Under Non-Stock-
		or Other	Price-Based Plans
	Number of Shares,	Period Until
	Units or Other	Maturation or	Threshold	Target	Maximum
Name	Rights(#)(1)	Payout(2)	($)(3)	($)(3)	($)(3)

David A. Stonecipher	—	2002-2004	226,932	453,863	680,795

Kenneth C. Mlekush	—	2002-2004	91,800	183,600	275,400

Dennis R. Glass	—	2002-2004	91,800	183,600	275,400

Theresa M. Stone	—	2002-2004	71,250	142,500	213,750

Robert D. Bates(4)	—	2002-2004	69,750	139,500	209,250

(1)	LTIP does not provide for awards of shares, units or other rights representing the right to receive compensation. LTIP provides for payouts based on the compound growth rate (CGR) in cumulative operating earnings per share during the three year measurement period. Payouts, if any, are in a 50/50 ratio of cash and JP common stock valued at the fair market value on the payment date.
(2)	Table amounts reflect current (2003) annual salary. Actual payments, if any, will be calculated as a percentage (which varies according to the participant and the level of CGR achieved) of salary during the last year in the period.
(3)	Payouts are contingent upon achieving specified levels of CGR, and service to the end of the three year measurement period. The target amount will be payable if the targeted CGR is achieved. The threshold amount will be payable if 50% of the targeted CGR is achieved; below 50% no payout will be made. The maximum amount will be payable if 150% or more of the targeted CGR is achieved.
(4)	The Compensation Committee has added Mr. Bates to LTIP and as a participant he also will be eligible for any payout in February 2004 based on the performance period 2001-03.

Retirement Plans

We provide executive retirement benefits under a tax qualified plan, a nonqualified ERISA excess plan and a nonqualified supplemental benefit plan. The table includes benefits under all these plans.

Pension Plan Table

	Years of Service

			20 Years
Final Average Earnings	10 Years	15 Years	or More

$ 600,000	$150,000	$225,000	$300,000

$ 900,000	$225,000	$337,500	$450,000

$1,200,000	$300,000	$450,000	$600,000

$1,800,000	$450,000	$675,000	$900,000

$2,700,000	$675,000	$1,012,500	$1,350,000

The table shows straight life annuity benefits payable annually upon normal retirement at age 65 on January 1, 2003. Benefits are not subject to offset for Social Security payments, but are reduced for early retirement.

For purposes of this table, covered compensation consists of the amounts disclosed in the Summary Compensation Table as salary and bonus. The current years of service are: Mr. Stonecipher, 10 years; Mr. Mlekush, 10 years; Mr. Glass, 9 years; and Ms. Stone, 6 years. Under a special provision, Mr. Mlekush’s benefit will be calculated using 16 years if he remains employed until age 65 in November 2003 or any change in control. Mr. Bates participates in the qualified and excess plans with service from January 2002 and in the nonqualified supplemental plan with service from January 2003. Mr. Stonecipher is entitled to additional retirement benefits under his employment agreement.

What has been our shareholder return?

The graph shows the total shareholder return (stock price appreciation plus reinvested dividends) for Jefferson Pilot’s common stock compared to two indexes: the Standard & Poor’s 500 Stock Index and a Custom Composite Index of certain other similarly diversified life insurance companies. The graph assumes that you invested $100 in each on December 31, 1997.

Comparison of Five Year Cumulative Total Return To Shareholders

	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02

Jefferson-Pilot Corporation	$100	$148	$137	$154	$146	$124
S&P 500®	$100	$129	$156	$141	$125	$97
Custom Composite Index (10 stocks)	$100	$124	$108	$143	$147	$116

The Custom Composite Index consists of American General Corporation (through 2Q01), American National Life Insurance Company, Hartford Life Inc. (Class A) (from 3Q97 through 1Q00), Lincoln National Corporation, MONY Group Inc. (since 1Q99), Nationwide Financial Services Inc. (Class A) (since 2Q97), Protective Life Corporation, The Provident Companies Inc. (Class B Common) (through 2Q99), ReliaStar Financial Corp. (through 2Q00), and Torchmark Corporation. American General, Hartford, Provident and ReliaStar are no longer publicly traded and are included in this Index through the end of the last full quarter of trading. Each company is weighted according to its respective stock market capitalization at the beginning of each calendar quarter included in the graph or the calendar quarter indicated above.

Do the Named Officers have employment contracts?

David A. Stonecipher became our Chief Executive Officer in 1993, and he signed a new five year employment agreement in September 1997. It provided for an initial base salary, annual bonus, LTIP and additional retirement benefits, and also for stock options granted at fair market value for 450,000 shares, with the last 225,000 vesting on December 31, 2002. The annual bonus as a percent of base salary was determined in accordance with a formula based on growth in operating earnings per share over the prior year, with certain adjustments permitted. Our Compensation Committee also may award a discretionary amount above the formula amount. This bonus arrangement was approved by shareholders in May 1999. Under the agreement, all discretionary awards of options granted after 1999 become fully vested and exercisable upon grant. In February 2002, Mr. Stonecipher and the Compensation Committee mutually agreed to extend his employment agreement to early 2005, with his base salary, annual bonus, LTIP and annual stock option grant to continue at 2001 value levels adjusted as appropriate for target performance. In late December 2002 a new employment agreement was executed, consistent with that extension agreement, effective through March 31, 2005, and providing the updated bonus formula consistent with that used by the Compensation Committee in recent years in determining his bonus before any discretionary award.

Mr. Stonecipher, currently age 61, is entitled to an annual retirement benefit at age 65 equal to 67% (reduced if he leaves earlier) of the average annual base salary and annual bonus for the highest three of his last six years of employment. This will be reduced by other retirement benefits he receives from his former employer. If he dies during employment, a death benefit is payable equal to the present value of his accrued retirement benefits. He may elect that all or part of these retirement benefits and/or death benefit be paid as a single life annuity, as a lump sum and/or as payments in installments tracking the value of an S&P 500 Index Fund and/or the Vanguard Windsor II Fund.

If we terminate Mr. Stonecipher’s employment other than for good cause or if he resigns for good reason including following a change in control, he will: (1) receive a lump sum payment equal to (a) the base annual salary, and (b) 50% of the maximum bonus and LTIP payments, that he would have received for the lesser of three years or until the agreement’s end; (2) be fully vested in all stock options; and (3) be eligible for immediate retirement with benefits computed as if his employment had continued through the agreement’s end. If we terminate his employment for good cause or if he resigns following a demotion for good cause, items 1(a), 2 and 3 above will apply.

Mr. Bates joined the Corporation in connection with an acquisition on December 30, 1999, and a three year employment agreement became effective. The agreement established his initial base salary and a formula for annual bonus. The agreement also provided a ten year option to purchase 46,839 shares of JP stock at the grant date fair market value, which becomes exercisable only upon achievement of earnings targets over a three year period for the business he manages, and additional options upon achievement of those earnings targets. Effective February 11, 2002, Mr. Bates signed a new employment agreement through December 31, 2003, and received additional stock options a major portion of which become exercisable only upon achievement of earnings targets.

Executive Change in Control Severance Plan. We have established a Plan providing for the payment of severance benefits to the Named Officers and certain other officers following a Change in Control as defined in the Plan. This would apply in the event of certain qualifying terminations of employment in connection with or within two years after the Change in Control. Terminations that will qualify for severance payments include a termination by us without “Cause” and a termination by the officer with “Good Reason” (as those terms are defined in the Plan). Good Reason includes significant reductions in aggregate compensation and benefits.

If a qualifying termination occurs, the Plan provides for lump sum severance payments equal to two or three, as specified for each Named Officer, times the sum of the officer’s annual base salary, annual bonus and, if eligible, LTIP. For other officers, the Plan provides for two or one years’ compensation and benefits. An additional amount also would be paid to cover any applicable excise tax on all benefits received as the result of a Change in Control (whether or not under the Plan) and any income or employment taxes imposed on this excise tax payment, so that the net amount retained by the officer would equal the amount he or she would have received absent any such excise tax. The Plan also provides for certain other benefits including continued

employee benefits coverage and early vesting of executive supplemental retirement benefits for termination in connection with a change in control.

We may amend or terminate the Plan or discontinue an officer’s participation. However, we may only reduce or discontinue any officer’s coverage or potential rights under the Plan after 12 months advance notice to the officer, and we cannot diminish protection for the two years after any Change in Control.

A plan covering lower level officers provides for a lump sum severance payment equal to up to one year’s salary for any job elimination within two years after a Change in Control.

Is the Compensation Committee independent?

Directors Cunningham, Melvin and Pittard served as members of the Compensation Committee of our Board during all of 2002. None of them ever has been an officer or employee of the Corporation or any of its subsidiaries or has had any other significant relationship with Jefferson Pilot requiring disclosure under the proxy rules.

Audit Committee Report

The Audit Committee’s function is oversight only. Management is responsible for the preparation, presentation and integrity of the financial statements. Management also is responsible for maintaining appropriate accounting, financial reporting and actuarial principles and policies, as well as internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The internal auditors and the independent auditor are responsible for monitoring and evaluating the adequacy of internal controls. The independent auditor is responsible for auditing the annual financial statements and performing quarterly reviews.

In this context, the Committee has met and held discussions with management, the internal auditors and the independent auditors. Management represented to the Committee that the Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed these financial statements and the related Management’s Discussion and Analysis with management and the independent auditors. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Committee also received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors that firm’s independence from the Corporation and its management.

The Committee also preapproved the fees of the independent auditors for audit services and for most other services they provided for 2002, which did not include financial information systems design and implementation fees, management consulting services or internal audit services. The Committee has considered whether the provision of such services other than audit services is compatible with maintaining the auditor’s independence. For 2002, these fees were:

Audit fees — consolidated financial statements	$1,855,300

Audit fees — subsidiary and separate account financial statements	$333,330

All other fees:

Audit related fees	$156,627	*

Other fees	$445,419	**

Total	$602,046

* Audit related fees include audits of benefit plans, assistance with accounting standards and transactions, and financial statement reviews.

** About 60% of Other fees was for tax matters, including a special tax compliance project started in 2000 related to a prior acquisition and state and local tax consulting, and about 30% was for due diligence related to potential acquisitions.

Based upon the Committee’s discussions with management and the independent auditors and the Committee’s review of the representations of management and the report of the independent auditors to the Committee, the Committee recommended to our Board of Directors that the Corporation’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Audit Committee

Donald S. Russell, Jr. (Chairman)
George W. Henderson, III
Elizabeth Valk Long

Proposal III —	Approval of Certain Material Terms of Jefferson Pilot’s Annual Incentive Program

Jefferson Pilot has an annual incentive program (the “Bonus Program”) that provides certain Jefferson Pilot and subsidiary executives and key managers with annual incentive compensation based upon the achievement of pre-established performance goals and individual performance. The Program is intended to create incentives for superior performance and profitable growth.

The Compensation Committee of our Board of Directors administers the Bonus Program. Each participating executive and key manager is assigned an annual target bonus opportunity based on his or her position, expressed as a percentage of annual base salary. The Compensation Committee reviews and approves performance goals for our senior executives, such as achieving a certain level of operating income or sales for their line of business, and the computation formulas or methods. The weights accorded to the goals vary depending on the participant’s position. After yearend, the Committee then reviews and approves annual bonus payments based on achievement of their respective goals and taking into account their specific personal contributions during the year.

Internal Revenue Code Section 162(m) as amended limits to $1 million the annual corporate tax deduction for compensation paid to the CEO and each of the next four most highly compensated executive officers. Section 162(m) excludes from this limit certain “performance based” compensation if approved by shareholders. Stock options and LTIP payouts under our Long Term Stock Incentive Plan are intended to qualify for this exclusion and were last approved by shareholders in 1999. For our Bonus Program, if the shareholders approve certain material terms, and bonuses paid under the Program otherwise comply with Section 162(m), then this exclusion applies and these bonuses are fully deductible.

For purposes of Section 162(m), the material terms that shareholders approve must apply to the CEO and the next four most highly compensated executive officers for any given year, although our Compensation Committee may apply the same or similar performance criteria to other executives.

We are asking shareholders to approve the material terms outlined below in order for us to deduct the annual bonuses we pay to these five executive officers based on these material terms.

The Compensation Committee has approved the following material terms of the Bonus Program for our executive officers:

1. Performance criteria. Payment of bonuses under the Bonus Program for any year shall be based on the criteria and objectives established by the Compensation Committee within the first 90 days of the year. The performance measures used to establish performance goals shall be chosen from among (i) operating earnings or operating earnings per share, (ii) sales or sales growth, (iii) cash flow, (iv) pre-tax earnings, (v) operating margin, (vi) return on assets, equity, or invested capital, (vii) expenses or reductions in expenses, (viii) budget effectiveness, (ix) increase in surplus, (x) economic value added, (xi) total shareholder return and (xii) stock performance. Performance goals may be established based on individual, business unit, line of business, department and/or corporate performance, and may be based on absolute performance, percentage or amount of change, and/or comparison to peer companies. The Committee also may establish goals based on an executive’s attainment of personal objectives based on other criteria such as customer satisfaction, leadership effectiveness, succession planning, business development, negotiating transactions and sales or developing long term business goals. The Committee may approve adjustments to reflect extraordinary, unusual or non-recurring items.

2. Maximum payable to any executive each year. The maximum bonus that may be paid to any of our five most highly compensated executive officers for any given year is 250% of the executive’s annual base salary for that year, but it may not exceed $3 million.

3. Committee certification of performance goal achievement. After the end of each year, the Compensation Committee will certify whether the applicable performance goals and objectives have been satisfied for that year with respect to each of these five executive officers. The actual bonus award for any executive is then determined based upon the pre-established computation formulas or methods. The Committee has no discretion to increase the amount of any participant’s bonus as so determined in order for the bonus to be exempt from the Section 162(m) limitation but may reduce the amount of or totally eliminate the bonus if the Committee determines, in its absolute discretion, that such a reduction or elimination is appropriate in order to reflect the participant’s performance or unanticipated factors.

We will pay approved bonuses under the Bonus Program in cash after yearend. Officers will recognize ordinary taxable income when they receive any bonus payments.

Since under the Bonus Program the Compensation Committee sets performance goals and selects participants for each year, we cannot determine what benefits, if any, will be paid to any participating executive or key manager in the future. At the present time, Mr. Stonecipher’s bonus formula is included in his employment agreement. Annual incentive bonuses paid in February 2003 based on 2002 performance are shown in the Summary Compensation Table on page 11.

Our Compensation Committee can amend the Bonus Program, which could increase the Program’s cost. While the Compensation Committee intends to administer the Bonus Program in compliance with Section 162(m), the Committee also may approve bonus or other payments that do not meet the material terms described above and that may not be tax deductible. The Committee’s philosophy regarding compensation and deductibility is described in the Compensation Committee Report that begins on page 8.

The Board of Directors recommends that shareholders vote FOR approval of certain material terms of Jefferson Pilot’s annual incentive program.

Equity Compensation Plan Information

This table provides information as of December 31, 2002 about shares of our common stock that may be issued under our equity compensation plans.

			Number of Shares Remaining
	Number of Shares to be	Weighted Average	Available for Future Issuance
	Issued Upon Exercise	Exercise Price of	Under Equity Compensation Plans
Plan Category	of Outstanding Options	Outstanding Options	Excluding Shares in Column (a)

	(a)	(b)	(c)

Equity compensation plans approved by shareholders	9,952,806	$37.01	4,422,756 (1)

Equity compensation plans not approved by shareholders(2)	0	0	0

(1)	Of these shares available for future awards, 4,290,550 are available under the Long Term Stock Incentive Plan (LTS) and 132,206 are available under the Non-Employee Directors’ Stock Option Plan. The LTS permits awards other than options, such as restricted stock up to 10% of the shares reserved, and our LTIP payouts as described earlier are made 50% in common shares from the LTS shares shown in column (c).

(2)	Our directors’ fee deferral plan is not an equity compensation plan because there is no share reserve, overhang or dilution and fee deferrals are promptly used by the grantor trust to buy shares in the open market for later payout after directors leave the Board as described on page 6.

Other Information

Who are the independent public accountants?

Ernst & Young LLP (E&Y) is the independent public accounting firm that audits our financial statements and those of our principal subsidiaries and their separate accounts. In accordance with standing policy, E&Y periodically changes the engagement partner and personnel who work on the audit, and the current engagement partner has served for less than one year.

E&Y as the independent auditor reports directly to our Audit Committee. E&Y representatives regularly attend most Audit Committee meetings and have executive sessions with the Committee.

Our Audit Committee reappointed E&Y to audit the 2003 financial statements. E&Y representatives will be at the annual meeting to make a statement, if they choose, and to answer any questions you may have.

Does Jefferson Pilot have any corporate governance policies?

Our Statement of Principles with respect to certain Corporate Governance Matters was ratified by shareholders in 1993.

We have been reviewing these Principles and our other corporate governance policies and practices, and with Board approval we are implementing some changes even before we complete our revision of the Principles. The Principles and other governance information are included in the Investor Relations section on our Website, www.jpfinancial.com, and you can request a copy from our corporate secretary.

Jefferson Pilot has complied with the Principles in all material respects. We have not modified, amended or waived the Principles in any respect since 1997, except that our Board has amended our By-laws to conform to our current policy of an entirely independent Nominating/ Governance Committee, and to permit only three members of that Committee, thus waiving the Principles’ minimum of five members (the Principles permitted one insider).

When are shareholder proposals due for the 2004 annual meeting?

Any shareholder proposals to be included in our proxy statement for our May 4, 2004 annual meeting must be received by our corporate secretary by November 26, 2003.

Our Articles of Incorporation and/or By-Laws also require advance notice for any director nominations or any resolutions to be presented at a shareholders’ meeting. Any shareholder entitled to vote at an annual meeting may nominate at the meeting one or more persons for election as directors, but only if written notice of the intent to make the nomination has been given to our corporate secretary at least 90 days before the meeting, which is February 3, 2004 for the 2004 annual meeting. Similar 90 day advance written notice to our secretary is required for any resolution to be presented at the meeting.

By order of the Board of Directors

Robert A. Reed

Vice President and Secretary

JPC-03548	03/03

2003 Annual Meeting of Shareholders
[JEFFERSON PILOT	Monday, May 5, 2003 at 10:00 a.m
FINANCIAL LOGO]	At Our Offices
100 North Greene Street
Greensboro, NC 27401

INSTRUCTIONS FOR VOTING YOUR PROXY

This proxy covers all Jefferson-Pilot Corporation shares you own in any of the following ways, if the registrations are identical:

•	Shares held of record	•	Shares in our JP TeamShare Plan
•	Shares in our Dividend Reinvestment Plan	•	Shares in our Agents’ Retirement Plan

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-852-5162, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on Friday, May 2, 2003.	Visit the Internet voting website at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on Friday, May 2, 2003.	Simply mark, sign and date your proxy card and return it in the postage-paid envelope.

COMPANY NUMBER	CONTROL NUMBER

If you are voting by telephone or the Internet, please do not mail proxy card.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example

This proxy, when properly executed, will be voted in the manner directed below. If no direction is made, this proxy will be voted “FOR” each proposal.

Jefferson Pilot’s Board of Directors recommends a vote “FOR” each proposal listed below.

		FOR	WITHHELD			FOR	AGAINST	ABSTAIN
1.	Elect three Class II Directors:			3.	Approve certain material terms
	Nominees:	☐	☐		of annual incentive program.	☐	☐	☐
William H. Cunningham, Elizabeth Valk Long, Donald S. Russell, Jr.

FOR all listed nominees except as noted above
		FOR	WITHHELD
2.	Elect two Class I Directors:				I plan to attend the meeting.			☐
	Nominees:	☐	☐
	Edwin B. Borden and E.S. Melvin				See noted comments.			☐

FOR all listed nominees except as noted above

DATE:	, 2003

SIGNATURE(S)

IMPORTANT: Please sign exactly as your name(s) appeals) hereon. If you are acting as attorney-in-fact, corporate officer or in a fiduciary capacity, please indicate the capacity in which you are signing.

[JEFFERSON PILOT FINANCIAL LOGO]	JEFFERSON-PILOT CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS for the Annual Meeting of Shareholders on May 5, 2003

P R O X Y	The undersigned hereby constitute(s) and appoint(s) David A. Stonecipher, John D. Hopkins and Robert A. Reed, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution of each, and with all the powers the undersigned would possess if personally present, to vote all shares of stock of Jefferson-Pilot Corporation the undersigned is entitled to vote at the Annual Meeting of Shareholders of Jefferson-Pilot Corporation to be held on May 5, 2003, and at any adjournment thereof, upon the matters referred to in the Notice of Meeting and Proxy Statement for the meeting and in their discretion upon such other business as may properly come before the meeting or any adjournment.

This proxy when properly executed will be voted in the manner directed, or if no choice is specified, “FOR” the proposals listed on the reverse side. Discretionary authority is hereby conferred as to all other matters that may come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH PROPOSAL.
(IMPORTANT —TO BE SIGNED AND DATED ON REVERSE SIDE)

SEE REVERSE SIDE